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[TRICORD LOGO]
                                                                   Exhibit 10.25


February 7, 1996


Mr. Edward Pearsall
190 Parker Road
West Long Branch, NJ 07764


Dear Edward:

On behalf of Tricord Systems, Inc., I am pleased to extend you the following offer to join the Tricord Team as the Vice President, Customer Service. You will report to me.

The compensation for this position will be:

     1. An annualized salary of $95,000.00. Tricord's pay periods are the 15th and the end of the month.

     2. You will be eligible for an annual bonus targeted at $25,000.00, payable in the first quarter of 1997. We will guarantee 50% of the bonus for 1996 ($12,500.00). Payment of the remaining bonus will be based upon achievement mutually defined goals.

     3. An option to purchase 75,000 shares of Tricord Stock under the terms and conditions of the 1995 Stock Incentive Plan will be granted; at the fair market value (as defined for purposes of the 1995 Stock Incentive Plan) at close of business on your start date. The vesting schedule begins one year from your start date and is exercisable in four equal installments of 25% annually.

It is expected that you will relocate to Minnesota. To assist with your relocation, the Company will pay or reimburse you for your relocation expenses which will include moving and travel costs, temporary living expenses, the actual reasonable cost of the physical relocation of your household goods to your new residence, commissions and other selling costs associated with the
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Page Two
Mr. Edward Pearsall
February 7, 1996


sale of your home in New Jersey (excluding points) up to a maximum aggregate amount of $65,000.00, plus a "gross-up" for taxes to the extent such amounts are includable in your income but not deductible for tax purposes.


As a full time employee, you will have the opportunity to participate in the Tricord Employee Benefit Package, subject to the eligibility requirements of the various plans. Please refer to the Benefits Summary and the Annual Benefits Summary and Enrollment Work Booklet for further information.

Your expected start date is on or before February 26, 1996. Before you may begin employment, you must sign and return the enclosed Employment Agreement. On your first day of employment you will also be asked to complete U.S. Department of Justice, INS Form I-9 Employment Eligibility Verification. Please see the enclosed instructions for preparing and executing this form.

Please indicate your acceptance of this offer by signing and returning this letter and your signed Employment Agreement by February 9, 1996 to the following address:

     Mika Hayden Kunz
     Director, Human Resources
     2800 Northwest Boulevard
     Plymouth, MN 55441-2625
     Fax: 612/557-8403

I am confident that you will make an immediate, substantial contribution to the success and growth of Tricord and we are looking forward to having you on the Tricord Team.


                                        ACCEPTED: /s/ Edward Pearsall
                                                  ------------------------------
                                                  Edward Pearsall


                                        ACCEPTANCE DATE: 8 February 1996


Sincerely

/s/ Thomas Robinson
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Thomas Robinson
Vice President, Domestic Sales and Services